Exhibit (a)(2)

AUTOBYTEL REVIEWS UNSOLICITED TENDER OFFER

IRVINE, Calif.,—April 21, 2009—Autobytel Inc. (Nasdaq: ABTL) (the “Company”), a leading automotive marketing services company, today announced that its board of directors (the “Board”) and management are reviewing the terms of the unsolicited third-party tender offer made by Infield Acquisition, Inc., Trilogy Enterprises, Inc. and Trilogy, Inc. (collectively, “Trilogy”) to purchase all issued and outstanding shares of the Company’s common stock, together with the associated stock purchase rights (collectively, the “Shares”), at a net price per Share equal to $0.35 in cash (without interest and subject to applicable withholding taxes), upon the terms and subject to the conditions set forth in Trilogy’s Offer to Purchase, dated as of April 20, 2009, and the related Letter of Transmittal. On or before April 24, 2009, the Board will advise the Company’s stockholders whether it recommends acceptance or rejection of the tender offer, expresses no opinion and remains neutral toward the tender offer or is unable to take a position with respect to the tender offer. At such time, the Board will provide the reasons for its position with respect to the tender offer, or its inability to take a position with respect to the tender offer, in the form of a letter to the Company’s stockholders (the “Recommendation Letter”).

The Company urges its stockholders to take no action with respect to Trilogy’s tender offer until the Company releases the Recommendation Letter.

About Autobytel Inc.

Autobytel Inc. is an automotive marketing services company that assists automotive dealers and manufacturers sell cars. By connecting consumers to automotive dealers and manufacturers through internet lead referral programs and on-line advertising, the Company provides automotive dealers and manufacturers with opportunities to efficiently market their vehicles to potential customers. The Company purchases from third party sites and generates from its owned websites consumer internet requests for pricing and availability for new and used vehicles as well as for vehicle financing (these consumer internet requests are referred to as “Leads”). The Company sells the Leads primarily to its automotive dealer and manufacturer customers. Leads are purchased from a network of supplier websites, such as Edmunds, AOL, Kelley Blue Book and Yahoo!. The Company owns consumer-facing automotive websites, including Autobytel.com®, Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com®, and MyRide.com®, that provide consumers with information and tools to aid them with their automotive purchase decisions. In addition to advertising opportunities on its owned websites, the Company provides advertising opportunities for automotive manufacturers and other automotive advertisers through the Company’s marketing network, which includes the automotive sections of third party co-branded websites operated by the Company, such as ESPN.com and the Company’s AutoReach advertising network.

Forward-Looking Statement Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including, but not limited to, Autobytel providing its recommendations with regard to the unsolicited tender offer by April 24, are not guarantees of future performance and involve certain assumptions and certain risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the financial condition of automobile manufacturers and dealers, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure of new products and services to meet expectations, failure to retain key employees or attract and integrate new employees, that actual costs and expenses exceed the charges taken by the Company, changes in laws and regulations, costs of legal matters, including, defending lawsuits and undertaking investigations and related matters, and other matters disclosed in the Company’s filings with the

Securities and Exchange Commission. Investors are strongly encouraged to review the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company’s stock.

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Contact:

Media Relations

Crystal Hartwell, 949.437.4755, crystalh@autobytel.com

Investor Relations

Crystal Hartwell, 949.437.4755, crystalh@autobytel.com

Roger Pondel/Laurie Berman, PondelWilkinson Inc., 310.279.5980 (investor@pondel.com)